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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the captions "Experts" and "Selected Historical Financial Data," and to the use of our reports dated April 19, 1996 (except Notes 1 and 14, as to which the date is June 9, 1996) with respect to the financial statements and schedule of the North American Fibers Division of Unifrax Corporation and our report dated August 20, 1996 with respect to the balance sheet of Unifrax Investment Corp. in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-10611) and related Prospectus of Unifrax Investment Corp. dated September 26, 1996.

                                                           /s/ ERNST & YOUNG LLP

Buffalo, New York
September 26, 1996





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